                                                                    EXHIBIT 21.1

                      SUBSIDIARIES CONTROLLED BY REGISTRANT
                              AS OF APRIL 25, 2005

1.   RCOM Canada, Corp. (Canada)

2.   Register.com (UK) Holdings Limited (United Kingdom)

3.   Register.com (UK) Limited (United Kingdom)

4.   Register.com Europe PLC (United Kingdom)

5.   Net Searchers International Limited (United Kingdom)

6.   Net Searchers International (France) Sarl (France)

7.   Net Searchers International (Italy) Srl (Italy)

8.   Register.com Sarl (France)

9.   RLOM (IT) SRL (Italy)

10.  RPI, Inc. (United States)